Exhibit 99.3

DOLBY LABORATORIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 9, 2007, Dolby Laboratories, Inc. (Dolby) completed the acquisition of Coding Technologies AB (Coding). Pursuant to the Share Transfer Agreement, Dolby acquired all of the outstanding equity interests of Coding for approximately $253 million net of cash acquired, including transaction costs of approximately $6 million. Coding’s historical financial statements were prepared under accounting principles generally accepted in Sweden (Swedish GAAP). In order to prepare the unaudited pro forma condensed combined financial information, Coding’s financial statements were adjusted to reflect the application of accounting principles generally accepted in the United States (U.S. GAAP). A discussion of the material differences between Swedish GAAP and U.S. GAAP is included in the notes to the financial statements in Exhibit 99.1.

The unaudited pro forma condensed combined balance sheet was prepared by combining the condensed balance sheet of Dolby Laboratories, Inc. and the condensed balance sheet of Coding Technologies AB. Dolby’s fiscal year ended on September 28, 2007 whereas Coding’s financial reporting year ended on December 31, 2006. In order to prepare the unaudited pro forma condensed combined balance sheet as of September 28, 2007, we utilized Coding’s balance sheet as of June 30, 2007 in order to be more closely aligned with Dolby’s fiscal year-end balance sheet date. Pro forma adjustments were made to reflect the accounting for the purchase as if the acquisition had occurred at September 28, 2007. The unaudited pro forma condensed combined balance sheet reflects a total cost of the acquisition of approximately $255 million, net of cash acquired, compared to the actual cost of the acquisition of approximately $253 million. The difference is primarily due to cash generated by Coding between June 30, 2007 and the date of acquisition.

The unaudited pro forma condensed combined statement of operations was prepared by combining the condensed statement of operations of Dolby and the condensed statement of operations of Coding. In order to prepare the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 28, 2007, Coding’s operating results have been aligned to more closely conform to those of Dolby’s. Coding’s statement of operations has been adjusted to present its results of operations for the twelve months ended June 30, 2007 by adding its interim period results for the six-months ended June 30, 2007 to its results of operations for the year ended December 31, 2006, and subtracting the comparable preceding year interim period results. Pro forma adjustments were made to reflect the accounting for the purchase as if the acquisition had occurred at the beginning of the fiscal year ended September 28, 2007.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of Dolby, as filed with the Securities and Exchange Commission (SEC) in its Annual Report on Form10-K filed November 21, 2007 and in conjunction with the separate financial statements and related notes thereto of Coding included as Exhibit 99.1 and Exhibit 99.2 to this Form 8-K/A.

These pro forma condensed combined financial statements are not necessarily indicative of the combined results of operations that would have occurred had the acquisition actually taken place at the beginning of the period indicated above or the future results of operations. In the opinion of Dolby’s management, all significant adjustments necessary to reflect the effects of the acquisition that can be factually supported within SEC regulations covering the preparation of pro forma financial statements have been made. The pro forma adjustments as presented are based on estimates and certain information that is currently available to Dolby’s management. Such pro forma adjustments could change as additional information becomes available, as estimates are refined or as additional events occur.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of September 28, 2007

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	DOLBY	CODING
	September 28, 2007	June 30, 2007			September 28, 2007
ASSETS
Cash and cash equivalents	$368,467	$17,297	$(272,546)	A	$113,218
Short-term investments	231,217				231,217
Other current assets	133,734	3,732	(1,900)	B	135,566

Total current assets	733,418	21,029	(274,446)		480,001
Intangible assets, net	35,389	3,125	56,175	C	94,689
Goodwill	39,364		215,322	D	254,686
Other non-current assets	183,526	685			184,211

Total assets	$991,697	$24,839	$(2,949)		$1,013,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$143,204	$5,311	$(546)	B/E	$147,969
Non-current liabilities	29,058		17,125	F	46,183

Total liabilities	172,262	5,311	16,579		194,152
Controlling interest	22,279				22,279
Stockholders’ equity	797,156	19,528	(19,528)	G	797,156

Total liabilities and stockholders’ equity	$991,697	$24,839	$(2,949)		$1,013,587

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the 12 Months Ended September 28, 2007

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined September 28, 2007
	DOLBY September 28, 2007	CODING
		12 months ended June 30, 2007
Revenue	$482,028	$14,396	$(1,000)	H	$495,424
Cost of revenue	74,265	2,272	4,000	I	80,537

Gross profit	407,763	12,124	(5,000)		414,887
Operating expenses	220,811	11,871	3,500	I	236,182

Operating income (loss)	186,952	253	(8,500)		178,705
Interest income	26,156	507	(8,750)	J	17,913
Interest expense and other	(3,692)	(77)	—		(3,769)

Earnings before provision for income taxes and controlling interest	209,416	683	(17,250)		192,849
Provision for income taxes	65,131	28	(2,380)	K	62,779

Earnings before controlling interest	144,285	655	(14,870)		130,070
Controlling interest in net income, net of tax	(1,454)				(1,454)

Net income (loss)	$142,831	$655	$(14,870)		$128,616

Earnings per share (basic)	$1.31				$1.18
Earnings per share (diluted)	$1.26				$1.13
Weighted-average shares outstanding (basic)	109,202				109,202
Weighted-average shares outstanding (diluted)	113,573				113,573

See accompanying notes to unaudited pro forma condensed combined financial statements

DOLBY LABORATORIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Preliminary Purchase Price to Acquire Coding Technologies AB

The aggregate cost of the acquisition of Coding was approximately $253 million, net of acquired cash, including acquisition costs of approximately $6 million. We have allocated the aggregate cost of the acquisition to Coding’s net tangible and identifiable intangible assets based on their estimated fair values. The excess of the aggregate cost of the acquisition over the net estimated fair value of the tangible and identifiable intangible assets and liabilities assumed was recorded to goodwill. Below is a summary of the preliminary allocation of the aggregate cost of the acquisition. The final purchase price allocation will depend upon the final valuation of the assets acquired and the liabilities assumed upon the close of the acquisition on November 9, 2007. Consequently, the actual allocation of the purchase price could differ from that presented herein.

Aggregate Cost of the Acquisition
($ in millions)
Intangible assets—developed technology	$27
Intangible assets—customer relationships	29
Intangible assets—backlog	3
Acquired liabilities, net	(21)
Goodwill	215

Total	$253

Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments on the attached unaudited pro forma condensed combined balance sheets include the following:

A.)	Represents the gross consideration paid by Dolby for the acquisition of Coding and estimated costs associated with the transaction assuming the transaction had been completed on September 28, 2007.

B.)	Represents the elimination of direct out-of-pocket expenses related to this acquisition that had been deferred but not paid on and recorded on Dolby’s balance sheet as of September 28, 2007. These amounts are included as part of the purchase price allocation upon acquisition.

C.)	Represents the estimated fair value of intangible assets separately identifiable from goodwill.

D.)	Represents goodwill, which is the excess of the purchase price over the net estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed.

E.)	Represents the adjustment of Coding’s deferred revenue to reflect the fair value of Coding’s legal performance obligations related to their revenue arrangements at the date of acquisition. Additionally, this adjustment represents estimated reserves required to reflect potential tax exposures.

F.)	Based on preliminary estimates, we have determined that the acquisition will result in the recognition of a deferred tax liability due to differences between the book basis and tax basis for certain assets and liabilities of Coding. This difference will create a deferred tax liability as we expect that taxable income will be higher than book income in the foreseeable future. This adjustment represents the recognition of the deferred tax liability upon acquisition.

G.)	Represents the elimination of Coding’s historical equity accounts.

Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments on the attached unaudited pro forma condensed combined statements of operations include the following:

H.)	As noted above, upon acquisition, Coding’s deferred revenue was adjusted lower to reflect its fair value. This adjustment reflects the corresponding elimination of amortization of Coding’s deferred revenue during the 12 months ended June 30, 2007 that would not have been recognized had the acquisition occurred at the beginning of the period presented.

I.)	Represents the increase in amortization of intangible assets based on the estimated fair value of acquired intangible assets. We preliminarily identified approximately $59 million of amortizable intangible assets with an average estimated useful life of approximately 8 years. Identifiable intangible assets included developed technology, backlog and customer relationships. Amortization of these assets will be recorded to cost of revenue and SG&A depending on the type of asset. The purchase price allocation for Coding is preliminary and will be finalized upon receipt of a final valuation report.

J.)	Represents the decrease in interest income due to the assumed reduction in marketable securities balance as a result of cash and marketable securities used to consummate the acquisition. The estimated decrease in interest income was calculated using average yields obtained by Dolby on its marketable securities portfolio for the applicable period.

K.)	Represents an estimate of the tax effect of the pro forma adjustments based on an estimated effective tax rate of 28% of taxable income. This adjustment assumes that the foregone interest income adjustment was non-taxable income.